As filed with the Securities and Exchange Commission on January 17, 2007
Registration No. 333-139416

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

CIPHERGEN BIOSYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-0595156 (I.R.S. Employer Identification Number)
6611 Dumbarton Circle
Fremont, California 94555
(510) 505-2100
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Gail S. Page
President and Chief Executive Officer
Ciphergen Biosystems, Inc.
6611 Dumbarton Circle
Fremont, California 94555
(510) 505-2100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael J. O’Donnell, Esq.
Robert A. Claassen, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
(650) 493-9300

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

SUBJECT TO COMPLETION, DATED JANUARY 17, 2007

$16,500,000
CIPHERGEN BIOSYSTEMS, INC.
7.00% Convertible Senior Notes Due 2011 and
the Common Stock Issuable Upon Conversion of the Notes

     We issued the notes in a private placements in November 2006. This prospectus will be used by selling security holders to resell their notes and the common stock issuable upon conversion of their notes. We will not receive any proceeds from this offering.
     We will pay 7.00% per annum on the principal amount of notes, payable semiannually on March 1 and September 1, beginning March 1, 2007. If an FDA Approval Event (as defined in this prospectus) occurs, the interest rate on the notes shall be reduced to 4.00% per annum at all times thereafter.
     You may convert the notes into shares of our common stock at an initial conversion rate of 500 shares per $1,000 principal (representing an initial conversion price of $2.00 per share), subject to adjustment as set forth in this prospectus.
     On or after September 1, 2009, we may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes called for redemption, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. We may redeem the notes only if the volume-weighted average price per share of our common stock equals or exceeds 200% of the conversion price for at least 20 trading days in any consecutive 30 trading day period ending on the trading day prior to the date notice of redemption is given. You may require us to repurchase the notes at prices described in the prospectus herein upon a “change of control” and if an FDA Approval Event, as defined in this prospectus, has not occurred by September 1, 2009.
     The notes will rank on parity in right of payment to our existing and future senior unsecured debt. The notes are effectively subordinated to our secured debt and the liabilities of our subsidiaries.
     The notes are not listed on any securities exchange or included in any automated quotation system. Our common stock is quoted on the Nasdaq Capital Market under the symbol “CIPH.” On January 16, 2007, the last reported sale price for our common stock on the Nasdaq Capital Market was $1.09 per share.

     Investing in the securities offered with this prospectus involves certain risks. See “Risk Factors” beginning on page 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2007.

About This Prospectus
     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC. By using a shelf registration statement, the selling securityholders may sell, from time to time, the 7.00% Convertible Senior Notes due 2011, which we refer to as the notes, as well as the shares of common stock issuable upon conversion of the notes.
     You should rely only on the information provided in or incorporated by reference in this prospectus, the registration statement, a prospectus supplement or an amendment. We have not authorized anyone to provide you with information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. The selling securityholders are offering to sell, and seeking offers to buy, only the notes and shares of common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of the shares.

-i-

SUMMARY
     The following summary is qualified in its entirety by the more detailed information, including our consolidated financial statements and related notes, included in this prospectus and incorporated in this prospectus by reference. You should carefully consider the information set forth under “Risk Factors.” Unless the context otherwise requires, the terms “Ciphergen,” “the Company,” “the registrant,” “we,” “us” and “our” refer to Ciphergen Biosystems, Inc., a Delaware corporation.
Ciphergen Biosystems, Inc.
     Ciphergen is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. The Company, along with its scientific collaborators, has ongoing diagnostic programs in oncology/hematology, cardiology and women’s health with an initial focus in ovarian cancer. The Company’s principal executive offices are located at 6611 Dumbarton Circle, Fremont, California, 94555 and the telephone number at that address is (510) 505-2100.

THE OFFERING

Securities Offered	$16,500,000 principal amount of 7.00% Convertible Senior Notes due 2011.

Maturity Date	September 1, 2011. The notes:
Ranking	• will be our senior unsecured obligations;

• will rank on parity in right of payment with all of our existing and future senior unsecured debt; and

• will rank senior to all of our existing and future debt that expressly provides that it is subordinated to the notes.

The notes are also effectively subordinated in right of payment to our existing and future secured debt, to the extent of such security, and to our subsidiaries’ liabilities. At September 30, 2006, the aggregate principal amount of liabilities of our subsidiaries was approximately $2.0 million. The indenture under which the notes are issued does not prevent us or our subsidiaries from incurring additional debt or other obligations.

Interest	We will pay 7.00% per annum on the principal amount of notes, payable semiannually on March 1 and September 1, beginning March 1, 2007. If an FDA Approval Event (as defined in this prospectus) occurs, the interest rate on the notes shall be reduced to 4.00% per annum at all times thereafter.

For any conversion of any note by a holder prior to October 31, 2008, such holder will receive an amount in cash equal to the difference of (i) the amount of all interest that we would be required to pay on such note from November 15, 2006 through October 31, 2008 and (ii) the amount of interest actually paid on such note by us prior to the time of conversion.

Conversion	The notes are convertible, at your option, at any time on or before the close of business on the business day immediately preceding the maturity date of the notes, unless previously redeemed or repurchased, into shares of our common stock initially at a conversion rate of 500 shares per $1,000 principal amount of notes, which is equal to a conversion price of $2.00 per share. Notwithstanding the foregoing, any holder of a note who (together with such holder’s affiliates) holds more than $10 million in aggregate principal amount of notes shall not have the right to convert its note to the extent that, after giving effect to such conversion, such holder (together with the holder’s affiliates) would beneficially own in excess of 4.99% of the total number of shares of our common stock outstanding immediately after giving effect to such conversion.

Conversion Price Adjustments	The conversion price, and hence the conversion rate, are subject to adjustment upon the occurrence of events described in this prospectus, including:

• subject to the exceptions described in this prospectus, subdivisions and combinations of our common stock;

•     distributions to all holders of our common stock of cash, shares of our common stock, or rights or warrants to purchase (or securities convertible into) our common stock at less than (or having a conversion price less than) the current market price of our common stock;

• subject to the exceptions described in this prospectus, distributions to all holders of our capital stock of evidences of our indebtedness or assets; or

•     subject to the exceptions described in this prospectus, purchases of our common stock pursuant to a tender offer or exchange offer made by us or any of our subsidiaries to all holders of our common stock.

Redemption	The notes will not be redeemable before September 1, 2009. We may redeem all or a portion of the notes at our option on or after September 1, 2009 at a redemption price of 100% of the principal amount of the notes called for redemption, plus accrued and unpaid interest, provided that the notes will only be redeemable if the volume-weighted average price per share of our common stock equals or exceeds 200% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of the notice of the optional redemption. You will be able to convert the notes called for redemption up to and including the business day immediately preceding the date of redemption.

Change of Control Repurchase	Upon a change of control, as that term is defined in the indenture, each holder of the notes may require us to repurchase some or all of its notes for cash at a purchase price equal to 105% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest.

Repurchase After Specified Date	If an FDA Approval Event has not occurred by September 1, 2009, each holder of the notes may require us to repurchase some or all of its notes for cash in an amount equal to 100% of the principal amount of notes surrendered for repurchase, plus accrued and unpaid interest.

Use of Proceeds	We will not receive any of the proceeds of the resale by the selling securityholders of the notes or common stock into which they may be converted.

Registration Rights	We agreed to file this shelf registration statement with the SEC covering the resale of the notes and the underlying common stock. We have also agreed to use our reasonable efforts to keep the shelf registration statement effective, subject to specified black-out periods, until the earlier of the following has occurred:

•     the date when the holders of the notes and the shares of our common stock issuable upon conversion of the notes that are transfer restricted securities are able to sell all such securities immediately without restriction pursuant to Rule 144(k) under the Securities Act;

•     the date when all of the notes and shares of common stock issuable upon conversion that are transfer restricted securities are registered under the shelf registration statement and disposed of in accordance therewith; or

• November 15, 2008.

Trading	We do not intend to list the notes on any national securities exchange. We provide no assurance as to the liquidity of, or trading markets for, the notes.

Nasdaq Capital Market Symbol of our Common Stock	CIPH

RATIO OF EARNINGS TO FIXED CHARGES
     The computation of the ratio of earnings to fixed charges includes Ciphergen Biosystems, Inc. and its consolidated subsidiaries and are set forth in the following table:

						Nine Months
						Ended
	Year Ended December 31,					September 30
	2001	2002	2003	2004	2005	2006
Ratio of earnings to fixed charges (1)	N/A (2)	N/A	N/A	N/A	N/A	N/A

(1)	The ratio of earnings to fixed charges is computed by dividing:
•	loss before taxes adjusted for fixed charges and minority interest, by

•	fixed charges, which includes interest expense and the portion of interest expense under operating leases deemed by us to be representative of the interest.

For our fiscal years ended December 31, 2005, 2004, 2003, 2002 and 2001, earnings were inadequate to cover fixed charges by $36.4 million, $36.5 million, $39.0 million, $30.7 million and $24.7 million, respectively. For the nine months ended September 30, 2006, earnings were inadequate to cover fixed charges by $20.0 million.

(2)	N/A – Not applicable as Ciphergen has had operating losses each year from 2001 through 2005 and the nine months ended September 30,2006.

RISK FACTORS
     Our future operating results may vary substantially from period to period due to a number of factors, many of which are beyond our control. The following discussion highlights some of these factors and the possible impact of these factors on future results of operations. You should carefully consider these factors before making an investment decision. If any of the following factors actually occur, our business, financial condition or results of operations could be harmed. In that case, the price of our common stock could decline, and you could experience losses on your investment.
Risks Related to Our Business
     We expect to continue to incur net losses in 2006 and 2007. If we are unable to significantly increase our revenues or significantly decrease our expenses, we may never achieve profitability.
     From our inception in December 1993 through September 30, 2006, we have generated cumulative revenue from continuing operations of approximately $192.2 million and have incurred net losses of approximately $216.0 million. We have experienced significant operating losses each year since our inception and expect these losses to continue for at least the next several quarters. For example, we experienced net losses of approximately $25.8 million in 2001, $29.1 million in 2002, $36.7 million in 2003, $19.8 million in 2004, $35.4 million in 2005 and $20.2 million in the first nine months of 2006. Our losses have resulted principally from costs incurred in research and development, sales and marketing, litigation, and general and administrative costs associated with our operations. These costs have exceeded our gross profit which, to date, has been generated principally from product sales derived from a business that we have now sold. We expect to incur additional operating losses and these losses may be substantial. We may never achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.
     We may not succeed in developing diagnostic products and even if we do succeed in developing diagnostic products, they may never achieve significant commercial market acceptance.
     Our success depends on our ability to develop and commercialize diagnostic products. There is considerable risk in developing diagnostic products based on our biomarker discovery efforts as potential tests may fail to validate results in larger clinical studies and may not achieve acceptable levels of clinical sensitivity and specificity. If we do succeed in developing diagnostic tests with acceptable performance characteristics, we may not succeed in achieving significant commercial market acceptance for those tests. Our ability to successfully commercialize diagnostic products that we may develop, such as tests, kits and devices, will depend on several factors, including:
•	our ability to convince the medical community of the safety and clinical efficacy of our products and their advantages over existing diagnostic products;

•	our ability to further establish business relationships with other diagnostic companies that can assist in the commercialization of these products; and

•	the agreement by Medicare and third-party payers to provide full or partial reimbursement coverage for our products, the scope and extent of which will affect patients’ willingness to pay for our products and will likely heavily influence physicians’ decisions to recommend our products.

     These factors present obstacles to significant commercial acceptance of our potential diagnostic products, which we will have to spend substantial time and money to overcome, if we can do so at all. Our inability to successfully do so would prevent us from generating additional revenue from diagnostic products and we could be unable to develop a profitable business.
Our ability to commercialize our potential diagnostic tests is heavily dependent on our strategic alliance with Quest Diagnostics.
     On July 22, 2005, Ciphergen and Quest Diagnostics entered into a strategic alliance which will focus on commercializing up to three assays chosen from Ciphergen’s pipeline over the next three years. If this strategic alliance does not continue for its full term or if Quest Diagnostics fails to proceed to diligently perform its obligations as part of the strategic alliance, such as independently developing, validating and commercializing potential diagnostics tests, our ability to commercialize our potential diagnostic tests would be seriously harmed. If we elect to increase our expenditures to fund diagnostic development programs or research programs on our own, we will need to obtain additional capital, which may not be available on acceptable terms, or at all. If we fail to develop diagnostic tests, our ability to expand our business would be seriously harmed.
If we are unable to attract additional clients for our Biomarker Discovery Center services and satisfy these clients, we may not be successful in furthering adoption of our products and technology or generating additional revenue through commercial rights related to biomarker discoveries.
     One element of our business strategy is to operate Biomarker Discovery Center laboratories in part through partnerships with pharmaceutical and biotechnology companies as well as academic and government research centers in order to increase adoption of our products and technology. Although we are currently in negotiation with additional potential partners and clients, to date we have entered into only a few such arrangements. Failure to enter into additional arrangements or expand existing relationships could limit adoption of our products and prevent us from generating additional revenue through commercialization of biomarker discoveries.
If we fail to continue to develop our technologies, we may not be able to successfully foster adoption of our products and services or develop new product offerings.
     Our technologies are new and complex, and are subject to change as new discoveries are made. New discoveries and further progress in our field are essential if we are to foster the adoption of our product offerings. Development of these technologies remains a substantial risk to us due to various factors including the scientific challenges involved, our ability to find and collaborate with others working in our field, and competing technologies, which may prove more successful than ours. In addition, we have reduced our research and development headcount and expenditures, which may adversely affect our ability to further develop our technologies.
We will need to raise additional capital in the future, and if we are unable to secure adequate funds on terms acceptable to us, we may be unable to execute our business plan.
     We currently believe that current cash resources together with existing debt facilities will be sufficient to meet our anticipated needs for the next 12 months. However, we may need to raise additional capital sooner in order to increase our efforts to discover biomarkers and develop them into diagnostic products, or acquire complementary products, businesses or technologies. If we are unable to obtain financing, or to obtain it on acceptable terms, we may be unable to successfully execute our business plan.

Because our business is highly dependent on key executives and employees, our inability to recruit and retain these people could hinder our business plans.
     We are highly dependent on our executive officers and certain key employees. Our product development could be delayed or curtailed if we lose the services of any of these people. To expand our research and product development efforts, we need people skilled in areas such as bioinformatics, biochemistry, and information services. Competition for qualified employees is intense. We will not be able to expand our business if we are unable to hire, train and retain a sufficient number of qualified employees. During 2004, 2005 and 2006, we took steps to reduce our headcount and our voluntary employee turnover has increased from historic levels. In addition, the adoption of Statement of Financial Accounting Standards No. 123 (Revised), “Share-Based Payment”, on January 1, 2006, which requires us to expense all stock-based compensation, may cause us to change the manner in which we compensate our employees, which could negatively impact our ability to recruit and retain qualified employees.
If we fail to maintain our rights to utilize intellectual property directed to diagnostic biomarkers, we may not be able to offer diagnostic tests using those biomarkers.
     One aspect of our business plan is to develop diagnostic tests based on certain biomarkers which we have the right to utilize through licenses with our academic collaborators, such as The Johns Hopkins School of Medicine and the University of Texas M.D. Anderson Cancer Center. In some cases, our collaborators own the entire right to the biomarkers. In other cases we co-own the biomarkers with our collaborator. If, for some reason, we lose our license to biomarkers owned entirely by our collaborators, we may not be able to use those biomarkers in diagnostic tests. If we lose our exclusive license to biomarkers co-owned by us and our collaborators, our collaborators may license their share of the intellectual property to a third party that may compete with us in offering the diagnostic test.
We have drawn funds from the $10 million secured line of credit provided by Quest Diagnostics. If we fail to achieve the loan forgiveness milestones set forth therein, we will be responsible for full repayment of the loan.
     In connection with the strategic alliance with Quest Diagnostics, Quest Diagnostics agreed to provide us with a $10 million secured line of credit, from which we had drawn a total of approximately $6.25 million as of September 30, 2006. Borrowings may be made in monthly increments of up to approximately $417,000 over a two year period, with accrued interest to be paid monthly. Funds from this collateralized line of credit may only be used to pay certain costs and expenses directly related to the strategic alliance, with forgiveness of the repayment obligations based upon our achievement of milestones related to the development, regulatory approval and commercialization of laboratory tests. Should we fail to achieve these milestones, we would be responsible for the repayment of the outstanding principal amount of any such loans on or before July 22, 2010.
If a competitor infringes our proprietary rights, we may lose any competitive advantage we may have as a result of diversion of management time, enforcement costs and the loss of the exclusivity of our proprietary rights.
     Our success depends in part on our ability to maintain and enforce our proprietary rights. We rely on a combination of patents, trademarks, copyrights and trade secrets to protect our technology and brand. In addition to our licensed SELDI technology, we also have submitted patent applications directed to subsequent technological improvements and application of the SELDI technology, including patent applications covering biomarkers that may have diagnostic or therapeutic utility. Our patent applications may not result in additional patents being issued.

     If competitors engage in activities that infringe our proprietary rights, our management’s focus will be diverted and we may incur significant costs in asserting our rights. We may not be successful in asserting our proprietary rights, which could result in our patents being held invalid or a court holding that the competitor is not infringing, either of which would harm our competitive position. We cannot be sure that competitors will not design around our patented technology.
     We also rely upon the skills, knowledge and experience of our technical personnel. To help protect our rights, we require all employees and consultants to enter into confidentiality agreements that prohibit the disclosure of confidential information. These agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure.
If others successfully assert their proprietary rights against us, we may be precluded from making and selling our products or we may be required to obtain licenses to use their technology.
     Our success also depends on avoiding infringing on the proprietary technologies of others. If a third party were to assert claims that we are violating their patents, we might incur substantial costs defending ourselves in lawsuits against charges of patent infringement or other unlawful use of another’s proprietary technology. Any such lawsuit may not be decided in our favor, and if we are found liable, we may be subject to monetary damages or injunction against using their technology. We may also be required to obtain licenses under their patents and such licenses may not be available on commercially reasonable terms, if at all.
If we or our future potential partners fail to comply with FDA requirements, we may not be able to market our products and services and may be subject to stringent penalties; further improvements to our manufacturing operations may be required that would entail additional costs.
     Currently, the FDA does not actively regulate clinical laboratory tests, or “home brews”, that have been developed and used by the laboratory to conduct in-house testing. “Active ingredients” (known as “analyte specific reagents” or “ASRs”) that are sold to laboratories for use in tests developed in-house by clinical laboratories are generally exempt from the FDA’s pre-market review requirements. We believe that ASRs that we may provide will fall within those exemptions. However, the FDA has publicly stated it is reevaluating its ASR policy and we expect that revisions to FDA policies may be implemented in the future that may have the effect of increasing the regulatory burden on manufacturers of these devices. The commercialization of our products could be impacted by being delayed, halted or prevented. If the FDA were to view any of our actions as non-compliant, it could initiate enforcement action such as a warning letter and possible imposition of penalties. Finally, ASRs that we may provide will be subject to a number of FDA requirements, including compliance with the FDA’s QSRs, which establish extensive regulations for quality assurance and control as well as manufacturing procedures. Failure to comply with these regulations could result in enforcement action for us or our potential partners. Adverse FDA action in any of these areas could significantly increase our expenses and limit our revenue and profitability. Although we are ISO 9001:2000 certified with respect to our manufacturing processes used for our previous ProteinChip products, we will need to undertake additional steps to maintain our operations in line with FDA QSR requirements. Our manufacturing facilities will be subject to periodic regulatory inspections by the FDA and other federal and state regulatory agencies. We have not yet been subject to an FDA inspection. We may not satisfy such regulatory requirements, and any such failure to do so would have an adverse effect on our diagnostics efforts.
Our diagnostic efforts may cause us to have significant product liability exposure.
     The testing, manufacturing and marketing of medical diagnostics entails an inherent risk of product liability claims. Potential product liability claims may exceed the amount of our insurance coverage or may be excluded from coverage under the terms of the policy. Our existing insurance will have to be increased in the future if we are successful at introducing diagnostic products and this will increase our costs. In the event that we are held liable for a claim against which we are not indemnified or for damages exceeding the limits of our insurance coverage, our liabilities could exceed our total assets.

Business interruptions could limit our ability to operate our business.
     Our operations as well as those of the collaborators on which we depend are vulnerable to damage or interruption from fire, natural disasters, computer viruses, human error, power shortages, telecommunication failures, international acts of terror and similar events. Our only production facility is located in Fremont, California, where we also have laboratories. Although we have certain business continuity plans in place, we have not established a formal comprehensive disaster recovery plan, and our back-up operations and our business interruption insurance may not be adequate to compensate us for losses we may suffer. A significant business interruption could result in losses or damages incurred by us and require us to cease or curtail our operations.
Legislative actions resulting in higher compliance costs are likely to adversely impact our future financial position, cash flows and results of operations.
     Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses. Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and Nasdaq Global Market listing requirements, are resulting in increased compliance costs. Compliance with these evolving standards will result in increased general and administrative expenses and may cause a diversion of management time and attention from revenue-generating activities to compliance activities.
Our business is subject to risks from international operations.
     We conduct business globally. Accordingly, our future results could be materially adversely affected by a variety of uncontrollable and changing factors including, among others, foreign currency exchange rates; regulatory, political, or economic conditions in a specific country or region; trade protection measures and other regulatory requirements; and natural disasters. Any or all of these factors could have a material adverse impact on our future international business. In certain countries, a few key individuals are important to our local success. In addition, China does not currently have a comprehensive and highly developed legal system, particularly with respect to the protection of intellectual property rights. As a result, enforcement of existing and future laws and contracts is uncertain, and the implementation and interpretation of such laws may be inconsistent. Such inconsistency could lead to piracy and degradation of our intellectual property protection.
We are subject to environmental laws and potential exposure to environmental liabilities.
     We are subject to various international, federal, state and local environmental laws and regulations that govern our operations, including the handling and disposal of nonhazardous and hazardous wastes, the recycling and treatment of electrical and electronic equipment, and emissions and discharges into the environment. Failure to comply with such laws and regulations could result in costs for corrective action, penalties or the imposition of other liabilities. We also are subject to laws and regulations that impose liability and clean-up responsibility for releases of hazardous substances into the environment. Under certain of these laws and regulations, a current or previous owner or operator of property may be liable for the costs of remediating hazardous substances or petroleum products on or from its property, without regard to whether the owner or operator knew of, or caused, the contamination, as well as incur liability to third parties impacted by such contamination. The presence of, or failure to remediate properly, such substances could adversely affect the value and the ability to transfer or encumber such property. Based on currently available information, although there can be no assurance, we believe that such costs and liabilities have not had and will not have a material adverse impact on our financial results.

Anti-takeover provisions in our charter, bylaws and stockholder rights plan and under Delaware law could make a third party acquisition of us difficult.
     Our certificate of incorporation, bylaws and stockholder rights plan contain provisions that could make it more difficult for a third party to acquire us, even if doing so might be deemed beneficial by our stockholders. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. We are also subject to certain provisions of Delaware law that could delay, deter or prevent a change in control of us.
     The rights issued pursuant to our stockholder rights plan will become exercisable the tenth day after a person or group announces acquisition of 15% or more of our common stock or announces commencement of a tender or exchange offer the consummation of which would result in ownership by the person or group of 15% or more of our common stock. If the rights become exercisable, the holders of the rights (other than the person acquiring 15% or more of our common stock) will be entitled to acquire, in exchange for the rights’ exercise price, shares of our common stock or shares of any company in which we are merged, with a value equal to twice the rights’ exercise price.
Because we do not intend to pay dividends, our stockholders will benefit from an investment in our common stock only if it appreciates in value.
     We have never declared or paid any cash dividends on our common stock. We currently intend to retain our future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. As a result, the success of an investment in our common stock will depend entirely upon any future appreciation. There is no guarantee that our common stock will appreciate in value or even maintain the price at which our investor purchased his shares.
Risks Related to the Notes
Substantial leverage and debt service obligations may adversely affect our cash flows.
     We have substantial amounts of indebtedness, primarily from long term loans from a related party and the outstanding notes. As a result of this indebtedness, our principal and interest payment obligations have increased substantially. The degree to which we will be leveraged could, among other things:
•	make it difficult for us to make payments on the notes;

•	make it difficult for us to obtain financing for working capital, acquisitions or other purposes on favorable terms, if at all;

•	make us more vulnerable to industry downturns and competitive pressures; and

•	limit our flexibility in planning for, or reacting to, changes in our business.
     Our ability to meet our debt service obligations will depend upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.
The notes are unsecured, and future indebtedness could effectively rank senior to the notes.
     The notes are unsecured and rank equal in right of payment with our existing and future unsecured and unsubordinated indebtedness. The notes are also effectively subordinated to any of our secured debt to the extent of the value of the assets that secure the indebtedness. The notes are also “structurally subordinated” to all indebtedness and other liabilities, including trade payables and lease obligations, of our existing and future subsidiaries. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes, payment on the notes could be less, ratably, than on any secured indebtedness. We may not have sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.
     The indenture governing the notes does not prohibit or limit us or our subsidiaries from incurring additional indebtedness and other liabilities, or from pledging assets to secure such indebtedness and liabilities. The incurrence of additional indebtedness and in particular the granting of a security interest to secure the indebtedness, could adversely affect our ability to pay our obligations on the notes. We anticipate that from time to time we may incur additional indebtedness in the future.
The notes are not protected by restrictive covenants, including financial covenants.
     Neither we nor our subsidiaries are restricted from incurring additional debt, including senior debt, or liabilities under the indenture. In addition, the indenture does not restrict us or any of our subsidiaries from paying dividends or issuing or repurchasing securities. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected.
We may be unable to repay, repurchase or redeem the notes.
     At maturity, the entire outstanding principal amount of the notes will become due and payable by us. Upon a change of control, as defined in the prospectus, or if an FDA Approval Event has not occurred by September 1, 2009, the purchaser of the notes may require us to repurchase all or a portion of the notes. We may not have enough funds or be able to arrange for additional financing to pay the principal at maturity or to repurchase the notes upon a change of control or if an FDA Approval Event has not occurred by September 1, 2009. Future credit agreements or other agreements relating to our indebtedness may restrict the redemption or repurchase of the notes and provide that a change of control constitutes an event of default. If the maturity date or a change of control or the put right with respect to an FDA Approval Event occurs at a time when we are prohibited from repaying or repurchasing the notes, we could seek the consent of our lenders to purchase the notes or could attempt to refinance this debt. If we do not obtain the necessary consents or cannot refinance the debt on favorable terms, if at all, we will be unable to repay or repurchase the notes. Our failure to repay the notes at maturity or repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt and could ultimately result in our insolvency. Our obligation to offer to purchase the notes upon a change of control would not necessarily afford protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.
The make-whole premium that may be payable upon conversion in connection with a change of control may not adequately compensate you for the lost option time value of your notes as a result of such change of control.
     If you convert notes in connection with a change of control, we may be required to pay a make-whole premium by increasing the conversion rate. The make-whole payment is described under “Description of the Notes—Make-Whole Premium Upon a Change of Control.” While the make-whole premium is designed to compensate you for the lost option time value of your notes as a result of a change of control, the make-whole amount is only an approximation of such lost value and may not adequately compensate you for such loss.
You cannot be sure that a public market will develop for the notes.
     We issued the notes on November 15, 2006 in private placements. The notes initially issued in the private placement are eligible for the PORTAL Market of the National Association of Securities Dealers, Inc.,

a screen-based automated market for trading securities for qualified institutional buyers. However, the notes resold pursuant to this prospectus will no longer be eligible for the PORTAL Market. As a result, there may be a limited market for the notes. We do not intend to apply for listing of the notes on any securities exchange or any automated quotation system.
     We cannot assure you that any market for the notes will develop or, if one does develop, that it will be maintained. If a public market for the notes fails to develop or be sustained, the trading price of the notes could be materially adversely affected.
The notes and the common stock issuable upon conversion of the notes may be subject to restrictions on resale.
     If the effectiveness of the shelf registration statement covering the resale of the notes and common stock is not maintained, the liquidity and price of the notes and common stock issuable upon conversion of the notes would be adversely affected and you could lose all or part of your investment.
The price at which our common stock may be purchased on the Nasdaq Capital Market may be currently lower than the conversion price of the notes at the time a note holder elects to convert.
      Prior to electing to convert notes, the note holder should compare the price at which our common stock is trading in the market to the conversion price of the notes. Our common stock trades on the Nasdaq Capital Market under the symbol “CIPH.” On December 14, 2006, the last reported bid price of our common stock was $.86 per share. The initial conversion price of the notes is $2.00 per share. The market prices of our securities are subject to significant fluctuations. Such fluctuations, as well as economic conditions generally, may adversely affect the market price of our securities, including our common stock and the notes.
The notes may not be rated or may receive a lower rating than anticipated.
     We believe it is unlikely that the notes will be rated. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, reduces their rating in the future or indicates that it will have their ratings on the notes under surveillance or review with possible negative implications, the market price of the notes and our common stock would be harmed. In addition, a ratings downgrade could adversely affect our ability to access capital.
     Our stock price has been highly volatile, and an investment in our stock could suffer a decline in value, adversely affecting the value of the notes or the shares into which those notes may be converted.
     The trading price of our common stock has been highly volatile and could continue to be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:
•	actual or anticipated period-to-period fluctuations in financial results;

•	litigation or threat of litigation;

•	failure to achieve, or changes in, financial estimates by securities analysts;

•	announcements of new products or services or technological innovations by us or our competitors;

•	publicity regarding actual or potential discoveries of biomarkers by others;

•	comments or opinions by securities analysts or major stockholders;

•	conditions or trends in the pharmaceutical, biotechnology and life science industries;

•	announcements by us of significant acquisitions and divestitures, strategic partnerships, joint ventures or capital commitments;

•	developments regarding our patents or other intellectual property or that of our competitors;

•	litigation or threat of litigation;

•	additions or departures of key personnel;

•	sales of our common stock;

•	limited daily trading volume; and

•	economic and other external factors or disasters or crises.
     In addition, the stock market in general, and the Nasdaq Capital Market and the market for technology companies in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Further, there has been significant volatility in the market prices of securities of life science companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management’s attention and resources.
The issuance of shares of common stock upon conversion of the notes may have a dilutive effect.
     The issuance of shares of our common stock upon the conversion of the notes will dilute the ownership interests of existing stockholders. The issuance of shares of our common stock upon conversion of the notes may also have the effect of reducing our net income per share from levels otherwise expected and could reduce the market price of our common stock unless revenue growth or cost savings sufficient to offset the effect of such issuance can be achieved. In addition, the existence of the notes may encourage short selling by market participants due to this potential dilution.

FORWARD-LOOKING STATEMENTS
     This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Exchange Act. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially from those expressed or forecasted in any such forward-looking statements as a result of certain factors, including those set forth in “Risk Factors,” as well as those noted in the documents incorporated herein by reference. In connection with forward-looking statements that appear in these disclosures, investors should carefully review the factors set forth in this prospectus under “Risk Factors.”
     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Risks and uncertainties that may affect our results include, among others:
•	the timing and success of our product development efforts;

•	the realization of benefits from our strategic relationships;

•	competing technologies, R&D investments, products and other competitive factors;

•	disruptions in general economic activity due to worsening global business and geopolitical conditions; and

•	the unpredictability of the economy and other factors beyond our control.
USE OF PROCEEDS
     We will not receive any of the proceeds from the sale by any selling securityholder of the notes or the underlying common stock issuable upon conversion of the notes.

DESCRIPTION OF THE NOTES
     The 7.00% Convertible Senior Notes due 2011 were issued under an indenture dated as of November 15, 2006 between us and U.S. Bank National Association, as trustee. The following summarizes some, but not all, of the provisions of the notes, indenture and registration rights agreement. The following description is only a summary of portions of the indenture and the registration rights agreement. The indenture and the registration rights agreement have been filed as exhibits to this registration statement. We urge you to read these documents in their entirety because they, and not this description, define your rights as holders of the notes.
General
     The notes are:
•	limited to $16,500,000 aggregate principal amount;

•	general, unsecured, senior obligations, and are effectively subordinated to all our secured debt, to the extent of the security, and liabilities of our subsidiaries;

•	convertible into our common stock at an initial rate of 500 shares per $1,000 principal amount of notes, which is equal to a conversion price of $2.00 per share, subject to adjustment upon certain events as described under “Conversion Rights”;

•	redeemable at our option, from time to time and in whole or in part, on or after September 1, 2009 at a redemption price equal to 100% of the principal amount of the notes called for redemption and subject to the conditions described under the caption “Optional Redemption,” plus accrued and unpaid interest to, but excluding, the redemption date;

•	subject to repurchase by us at your option if an FDA Approval Event (as defined below) has not occurred by September 1, 2009;

•	subject to repurchase by us at your option if a change of control, as defined in this prospectus, occurs; and

•	due on September 1, 2011, unless earlier converted, redeemed by us at our option or repurchased by us at your option.
     The notes are in denominations of $1,000 and integral denominations of $1,000 in fully registered form.
     The notes bear interest at an annual rate of 7.00% on the principal amount from November 15, 2006 or from the most recent date to which interest has been paid. If an FDA Approval Event occurs, the interest rate on the notes shall be reduced to 4.00% per annum at all times thereafter. We will pay interest in arrears on March 1 and September 1 of each year, commencing on March 1, 2007. For any conversion of any note by a holder prior to October 31, 2008, such holder will receive an amount in cash equal to the difference of (i) the amount of all interest that we would be required to pay on such note from November 15, 2006 through October 31, 2008 and (ii) the amount of interest actually paid on such note by us prior to the time of conversion.

     Interest will be payable to holders of record at the close of business on the February 15 and August 15 (whether or not a business day) immediately preceding each respective interest payment date, except that interest payable upon redemption, unless the date of redemption is an interest payment date, will be payable to persons to whom principal is payable. Each payment of interest on the notes will include interest accrued through the day prior to the applicable interest payment date or the date of maturity (or earlier purchase, redemption or, in some circumstances, conversion), as the case may be. Any payment of principal and interest scheduled to be made on any day that is not a business day will be made on the next succeeding business day. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.
     We will pay principal, interest and premium, if any, on global notes to Depository Trust Company (“DTC”) in immediately available funds. We will pay interest prior to maturity on:
•	definitive notes having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of these notes; and

•	definitive notes having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds at the election of the holders of these notes.
     We will pay principal, premium, if any, and interest at maturity on definitive notes at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.
     The indenture does not generally restrict us from paying dividends, incurring senior debt or any other indebtedness or issuing or repurchasing our other securities. The indenture also does not protect you in the event of a highly leveraged transaction or a change of control of Ciphergen, except to the extent described under “Repurchase at Option of Holders Upon a Change of Control” below.
     You may present definitive notes for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York City. For information regarding conversion, registration of transfer and exchange of global notes, see “Form, Denomination and Registration” below.
Conversion Rights
     You may convert your notes into shares of common stock at any time on or prior to the close of business on the business day immediately preceding the maturity date unless your notes are called for redemption, in which case you may convert your notes at any time before the close of business on the last business day prior to the redemption date. You may convert notes only in denominations of $1,000 principal amount and integral multiples of $1,000 principal amount.
     The initial conversion rate for the notes is 500 shares per $1,000 principal amount of notes, which is equivalent to a conversion price of $2.00 per share. The conversion price and, as a result, the conversion rate are subject to adjustment in certain events, as described below. A holder otherwise entitled to a fractional share of common stock upon conversion of notes will receive cash in an amount equal to the market value of that fractional share based upon the closing sale price of our common stock on the business day immediately preceding the conversion date.
     For any conversion of any note by a holder prior to October 31, 2008, such holder will receive an amount in cash equal to the difference of (i) the amount of all interest that we would be required to pay on such note from November 15, 2006 through October 31, 2008 and (ii) the amount of interest actually paid on such note by us prior to the time of conversion.

     Owners who hold beneficial interests in the notes through participants or indirect participants who desire to convert their interests into common stock should contact their brokers or the participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. If you hold certificated notes, you may convert all or part of any note by delivering the note to the office of the trustee in the Borough of Manhattan, The City of New York, accompanied by a duly signed and completed conversion notice, a copy of which may be obtained by the trustee. The conversion date will be the date on which the note and the duly signed and completed conversion notice are so delivered.
     As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of common stock issuable upon conversion. The certificate will then be sent by the trustee to the conversion agent for delivery to the holder. The shares of our common stock issuable upon conversion will be fully paid and nonassessable and will rank equally with the other shares of our common stock. We will not issue fractional shares of common stock upon conversion of the notes. Instead, we will pay cash based on the closing market price of our common stock at the close of business on the last trading date preceding the conversion date.
     Except as provided below, you will not receive any interest that has accrued on your notes if you convert your notes into common stock on any day other than an interest payment date. By delivering to you the number of shares issuable upon conversion, together with a cash payment, if any, in lieu of fractional shares, we will satisfy our obligation with respect to the notes. Thus, accrued but unpaid interest will be deemed to be paid in full rather than canceled, extinguished or forfeited. If you convert your notes after a record date for an interest payment but prior to the corresponding interest payment date, you will receive on the interest payment date interest accrued and paid on such notes, notwithstanding the conversion of such notes prior to such interest payment date, because you will have been the holder of record on the corresponding record date. However, at the time you surrender such notes for conversion, you must pay us an amount equal to the interest that will be paid on the notes being converted on the interest payment date. The preceding sentence does not apply to notes that are converted after being called by us for redemption after November 1, 2008. If we call your notes for redemption on a date that is after a record date for an interest payment but prior to the corresponding interest payment date, and prior to the redemption date you choose to convert your notes, you will not be required to pay us at the time you surrender such notes for conversion the amount of interest on such notes you will receive on the date that has been fixed for redemption. Accrued but unpaid interest will be payable upon any conversion of notes made concurrently with or after acceleration of the notes following an event of default described under “Events of Default” below.
     You will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than yours. Certificates representing shares of common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by you have been paid.
     To convert a definitive note, you must:
•	complete and execute the conversion notice on the back of the note (or a facsimile thereof);

•	deliver the completed conversion notice and the notes to be converted to the specified office of the conversion agent;

•	pay all funds required, if any, relating to interest on the notes to be converted to which you are not entitled, as described in the second preceding paragraph; and

•	pay all taxes or duties, if any, as described in the preceding paragraph.

     The conversion date will be the date on which all of the foregoing requirements have been satisfied. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. A certificate for the number of shares of common stock into which the notes are converted (and cash in lieu of any fractional shares) will be delivered as soon as practicable on or after the conversion date.
     We will adjust the initial conversion price for certain events, including:
(1)	issuances of our common stock as a dividend or distribution on our common stock;

(2)	certain subdivisions and combinations of our common stock;

(3)	issuances to all holders of our common stock of certain rights or warrants to purchase our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the current market price of our common stock;

(4)	distributions to all holders of our common stock of shares of our capital stock (other than the rights and warrants referred to in clause (3) or our common stock), evidences of our indebtedness or assets (including securities, but excluding:
(A)	any dividends and distributions in connection with a reclassification, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the second succeeding paragraph or

(B)	any dividends or distributions paid exclusively in cash);
(5)	distributions consisting exclusively of cash to all holders of our common stock; and

(6)	purchases of our common stock pursuant to a tender or exchange offer made by us to all holders of our common stock or any of our subsidiaries to the extent that the same involves an aggregate consideration that, together with any cash and the fair market value of any other consideration paid in any other tender or exchange offer by us or any of our subsidiaries for our common stock made to all holders of our common stock expiring within the 12 months preceding such tender offer for which no adjustment has been made exceeds 10% of our market capitalization on the expiration of such tender or exchange offer.
     However, adjustment is not necessary if holders may participate in the transactions otherwise giving rise to an adjustment on a basis and with notice that our board of directors determines to be fair and appropriate, or in some other cases specified in the indenture.
     To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan whether or not the rights have separated from the common stock at the time of conversion, subject to limited exceptions and no adjustments to the conversion price will be made, except in limited circumstances.
     We will not make an adjustment in the conversion price unless such adjustment would require a change of at least 1% in the conversion price in effect at such time. We will carry forward and take into account in any subsequent adjustment any adjustment that would otherwise be required to be made. Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.
     If we:
•	reclassify or change our common stock (other than changes resulting from a subdivision or combination but including as a result of a compulsory share exchange), or

•	consolidate or combine with or merge into any person or sell or convey to another person all or substantially all of our property and assets, and the holders of our common stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, the holders of the notes may convert the notes into the consideration they would have received if they had converted their notes immediately prior to such reclassification, change, consolidation, combination, merger, sale or conveyance. We may not become a party to any such transaction unless its terms are consistent with the foregoing.
     If a taxable distribution to holders of our common stock or other transaction occurs which results in any adjustment of the conversion price, including an adjustment at our option, you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. For a discussion of the tax consequences of an investment in the notes see “Certain U.S. Federal Income Tax Considerations” below.
     We may, from time to time and to the extent permitted by law, reduce the conversion price of the notes by any amount for any period of at least 20 days, in which case, we will give at least 15 days’ notice of such decrease, if our board of directors has made the determination that such decrease would be in our best interests, which determination shall be conclusive. We may make such reductions in the conversion price, in addition to those set forth above, as we deem advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. No such decreases will be taken into account when calculating the conversion price for purposes of determining whether the closing price of our common stock exceeds 150% of the conversion price in connection with our optional redemption of the notes as described in “Optional Redemption” below.
     Notwithstanding the foregoing, any holder of a note who (together with such holder’s affiliates) holds more than $10 million in aggregate principal amount of notes shall not have the right to convert the note to the extent that, after giving effect to such conversion, the holder (together with the holder’s affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of our common stock beneficially owned by the holder and its affiliates shall include the number of shares of our common stock issuable upon conversion of the note in question but shall exclude the number of shares of our common stock which would be issuable upon (a) conversion of the remaining, nonconverted portion of the note beneficially owned by the holder of any of its affiliates and (b) exercise of conversion of the unexercised or nonconverted portion of any other of our securities (including any other notes) subject to limitation on conversion or exercise analogous to this limitation beneficially owned by the holder or any of its affiliates. Except as set forth in the preceding sentence, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. In determining the number of outstanding shares of our common stock, the holder may rely on the number of outstanding shares of our common stock as reflected in our then most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as the

case may be, (y) a more recent public announcement by us or (z) any other notice by us or our transfer agent setting forth the number of shares of our common stock outstanding. Upon the written or oral request of a holder, we shall promptly confirm in writing to the holder the number of shares of our common stock then outstanding. In any case, the number of outstanding shares of our common stock shall be determined after giving effect to the conversion or exercise of our securities, including the note, by the holder or its affiliates since the date as of which such number of outstanding shares of our common stock was reported.
Optional Redemption
     We may not redeem the notes before September 1, 2009. On or after September 1, 2009 we may redeem the notes on at least 30 days’, but not more than 60 days’, notice to the holders of the notes, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the notes called for redemption, together with accrued and unpaid interest to, but excluding, the redemption date; provided, however, we may only redeem the notes if the volume-weighted average price per share of our common stock equals or exceeds 200% of the conversion price then in effect for at least 20 trading days in any 30 consecutive trading days ending on the trading day before the date of the notice of the optional redemption.
     If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot or on a pro rata basis. If any notes are to be redeemed in part only, we will issue a new note or notes in principal amount equal to the unredeemed principal portion thereof. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be taken from the portion selected for redemption.
Repurchase of Notes at the Option of the Holder After Specified Date
     If an FDA Approval Event (as defined below) has not occurred by September 1, 2009, a holder has the right to require us to repurchase all or a portion of its notes. We will repurchase the notes as to which these repurchase rights are exercised for cash in an amount equal to 100% of the principal amount of the notes surrendered for repurchase plus accrued and unpaid interest and additional interest, if any, to, but excluding, the holder’s put right purchase date.
     We will be required to give notice no later than September 1, 2009 to the trustee and all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things, the procedures that holders must follow to require us to repurchase their notes.
     “FDA Approval Event” shall mean the public disclosure, as part of a Quarterly Report on Form 10-Q or on a Current Report on Form 8-K or otherwise, of the occurrence of an approval or clearance for commercial sale of any of our ovarian cancer tests by the U.S. Food and Drug Administration of the U.S. Department of Health and Human Services.
     For a discussion of the tax treatment of a holder exercising the right to require us to repurchase notes, see “Certain U.S. Federal Income Tax Considerations—U.S. Holders—Sale, Exchange, Redemption or Other Disposition of Notes” and “—Non-U.S. Holders—Sale, Exchange, Redemption, Conversion or Other Disposition of Notes.”
     The repurchase notice given by a holder electing to require us to repurchase its notes may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the put right purchase date.

     Payment of the repurchase price for the notes will be made promptly following the later of the date of repurchase and the time of delivery of the notes.
     If the paying agent holds money sufficient to pay the repurchase price in accordance with the terms of the indenture, then, on the put right purchase date, the note will cease to be outstanding, whether or not the note is delivered to the paying agent, and interest will cease to accrue. Thereafter, all other rights of the holder shall terminate, other than the right to receive the put right purchase price upon delivery of the note.
     Our ability to repurchase notes may be limited by the terms of our then existing indebtedness or financing agreements. If we are obligated to repurchase the notes, we cannot assure you that we will be able to obtain all required consents under our then existing indebtedness or have available funds sufficient to repay indebtedness, if any, that restricts the repurchase of the notes and to pay the repurchase price for all the notes we may be required to repurchase. Our ability to pay cash to holders electing to require us to repurchase the notes also may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. We would need to seek third-party financing to the extent we do not have available funds to meet our repurchase obligations. However, there can be no assurance that we would be able to obtain any such financing on acceptable terms or at all. See “Risk Factors—Risks Related to the Notes.”
     No notes may be repurchased at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the repurchase price with respect to such notes.
Repurchase at Option of Holders Upon a Change of Control
     If a change of control (as defined below) occurs at any time prior to the maturity of the notes, you will have the right to require us to repurchase, in integral multiples of $1,000 of principal amount, any or all of your notes not previously called for redemption. Upon a change of control, we may repurchase the notes at a purchase price equal to 105% of the principal amount of the notes to be repurchased, plus interest accrued and unpaid to, but excluding, the repurchase date.
     If the repurchase date falls after an interest record date and before the corresponding interest payment date, interest will be paid to the record holder of the notes. The repurchase date must be within 45 days after the date we give notice of a change of control.
     We will mail to you a notice of the occurrence of a change of control and of your resulting repurchase right arising as a result of the change of control within 30 days following our becoming aware of the occurrence of a change of control. To exercise the repurchase right, you must deliver on or before the 1st day before the repurchase date irrevocable written notice to the trustee of your exercise of your repurchase right, together with the notes with respect to which your right is being exercised.
     A “change of control” means an event or series of events in which:
•	any “person,” including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of 1934, acquires beneficial ownership, directly or indirectly, of shares of our capital stock entitling that person to exercise more than 50% of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans, or

•	we (1) consolidate with or merge into any other corporation or business entity or convey or transfer or lease all or substantially all of our assets to any other person, corporation or business entity or any other corporation or business entity merges into us, and (2) our shareholders immediately before the such transaction own, directly or indirectly, less than 50% of the combined voting power of the outstanding voting securities of the corporation or business entity resulting from such transaction, provided that a change of control shall not be deemed to occur if either:
•	the closing price per share of the common stock for any five trading days within the period of 10 consecutive trading days commencing immediately after the announcement of such change of control shall equal or exceed 105% of the conversion price of the notes in effect on each trading day; or

•	at least 90% of the consideration in the change of control transaction consists of shares of common stock traded on a national securities exchange, including the Nasdaq Global Market, the Nasdaq Global Select Market and the Nasdaq Capital Market, and as a result the notes become convertible solely into such common stock.
     Beneficial ownership shall be determined in accordance with Rules 13d-3 and 13d-5 promulgated by the SEC under the Exchange Act (except that a person will be deemed to have beneficial ownership of all shares that such person has the right to acquire, either immediately or with the passage of time). The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.
     No quantitative or other established meaning has been given to the phrase “all or substantially all,” which appears in the definition of change of control, by courts that have interpreted this phrase in various contexts. In interpreting this phrase, courts, among other things, make a subjective determination as to the portion of assets conveyed, considering such factors as the value of assets conveyed, the proportion of an entity’s income derived from the assets conveyed and the significance of those assets to the ongoing business of the entity. To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not a change of control may have occurred and, accordingly, as to whether or not holders of the notes will have the right to require us to repurchase their notes.
     Rule 13e-4 under the Exchange Act requires the dissemination of certain information to securityholders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time. The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may adversely affect holders.
     Our ability to repurchase notes upon the occurrence of a change of control is subject to important limitations. The occurrence of a change of control could cause an event of default under, or be prohibited or limited by, the terms of other senior debt that we have incurred or that we may incur in the future. We do not assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a change of control would result in an event of default under the indenture. Any such default may, in turn, cause a default under other senior debt that we have incurred or that we may incur in the future.
     We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

Make-Whole Premium Upon Change of Control
     If a change of control, as defined above under “Repurchase at Option of Holders Upon a Change of Control,” occurs (including any a transaction that, but for the 105% trading price exception contained in proviso to such definition would be a change of control), we shall pay a “Make-Whole Premium” to the holders of the notes who surrender their notes for conversion during the period beginning 10 trading days before the anticipated effective date of the change of control transaction, which we call the “Effective Date” and which shall be announced by us in any notice or release announcing the applicable change of control transaction) and ending at the close of business on 30th business day immediately following such Effective Date. The “Make-Whole Premium” shall be paid on the effective date of the change of control (or in the event that notes are converted after the effective date but during the change of control conversion period, on the third business day following the end of the change of control conversion period) (such date, the “Make-Whole Delivery Date”). The Make-Whole Premium shall be equal to the principal amount of notes to be converted divided by $1,000 and multiplied by the applicable number of shares of common stock determined by reference to the table below (the “Make-Whole Premium Table”) and is based on the Effective Date and the Stock Price in such transaction on such Effective Date; provided that if the Stock Price or Effective Date are not set forth on the table: (i) if the actual Stock Price on the Effective Date is between two Stock Prices on the table or the actual Effective Date is between two Effective Dates on the table, the Make-Whole Premium will be determined by a straight-line interpolation between the Make-Whole Premiums set forth for the two Stock Prices and the two Effective Dates on the table based on a 365-day year, as applicable, (ii) if the Stock Price on the Effective Date equals or exceeds $8.00 per share (the “Stock Price Cap”), subject to adjustment, no Make-Whole Premium will be paid, and (iii) if the Stock Price on the Effective Date is less than $1.10 per share (the “Stock Price Threshold”), subject to adjustment, no Make-Whole Premium will be paid. “Stock Price” means the price paid per share of Common Stock in the transaction constituting the change of control, determined as follows (A) if holders of the common stock receive only cash in the change of control transaction, the Stock Price shall be the cash amount paid per share of the common stock in connection with the change of control transaction and (B) otherwise, the Stock Price shall be equal to the average closing prices of the common stock for each of the 10 trading days immediately preceding, but not including, the applicable Effective Date.
Make-Whole Premium Upon Change of Control (Increase in Applicable Conversion Rate)

Effective
Date	$1.10	$2.00	$ 2.20	$ 2.40	$ 2.80	$ 2.90	$ 3.00	$3.20	$ 3.40	$ 3.60	$ 3.80	$ 4.00	$ 5.00	$ 6.00	$ 7.00	$ 8.00
11/15/06	409.091	195.384	169.406	148.498	117.210	111.005	105.304	95.207	86.564	79.106	72.621	66.946	46.915	35.085	27.492	22.311
11/15/07	408.069	159.890	135.679	116.501	88.470	83.028	78.068	69.386	62.071	55.856	50.536	45.950	30.390	21.791	16.578	13.192
11/15/08	397.842	109.647	88.006	71.561	49.002	44.877	41.202	34.986	29.986	25.929	22.610	19.874	11.603	7.826	5.854	4.701
09/15/09	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000
     The Stock Prices set forth in the first row of the table above will be adjusted as of any date on which the conversion rate of the notes is adjusted as set forth under “Conversion Rights” above. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The conversion rate adjustment amounts set forth in the table above will be adjusted in the same manner as the conversion rate as set forth above under “Conversion Rights,” other than by operation of an adjustment to the conversion rate by virtue of the make-whole premium as described above.
     Notwithstanding the foregoing, in no event will the conversion rate exceed 909.091 per $1,000 principal amount of notes, other than on account of proportional adjustments to the conversion rate in the manner set forth in clauses (1) through (4) under “Conversion Rights” above.

     Our obligation to deliver the additional shares, or cash to satisfy our obligations, to holders that convert their notes in connection with a change of control could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.
Ranking
     The notes:
•	are our senior unsecured obligations;

•	rank on parity in right of payment with all of our existing and future senior unsecured debt; and

•	rank senior to all of our existing and future debt that expressly provides that it is subordinated to the notes.
     The notes are also effectively subordinated in right of payment to our existing and future secured debt, to the extent of such security, and to all existing and future indebtedness (including trade payables) of our subsidiaries. The indenture does not limit our ability to incur debt or the amount of indebtedness or other liabilities our subsidiaries may incur. Our ability to make required interest, principal, repurchase or redemption payments on the notes may be impaired as a result of the obligations of our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefor, whether by dividends, loans or other payments. Any right we have to receive assets of any of our future subsidiaries upon the latter’s liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that we are ourselves recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. At September 30, 2006, our subsidiaries had aggregate indebtedness and other liabilities (excluding obligations that would not appear on a consolidating balance sheet of any of our subsidiaries or that are inter-company in nature) of approximately $2.0 million.
     We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties relating to the notes. The trustee’s claims for such payments will be senior to those of holders of the notes in respect of all funds collected or held by the trustee.
Events of Default
     Each of the following constitutes an event of default under the indenture:
(1)	our failure to pay when due the principal of or premium, if any, on any of the notes at maturity, upon redemption or exercise of a repurchase right or otherwise;

(2)	our failure to pay an installment of interest (or liquidated damages, if any, as defined in the registration rights agreement discussed below) on any of the notes for 30 days after the date when due;

(3)	our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

(4)	our failure to comply with the provision in the indenture limiting our indebtedness, as described in “Limitation on Indebtedness” below, where such failure continues for a period of 30 consecutive days from the date on which we first fail to comply with such provision;

(5)	a default under any indebtedness for money borrowed by us or any of our subsidiaries that is a “significant subsidiary” (within the meaning of Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission), the aggregate outstanding principal amount of which is in an amount in excess of $10 million, which default:
is caused by a failure to pay when due principal on such indebtedness by the end of the applicable grace period, if any, unless such indebtedness is discharged or results in the acceleration of such indebtedness, unless such acceleration is waived, cured, rescinded or annulled;
(6)	certain events of bankruptcy or reorganization with respect to us or any of our subsidiaries that is a significant subsidiary; and

(7)	our failure to provide notice required upon a change of control.
     The indenture will provide that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the notes when due or in the payment of any redemption or repurchase obligation.
     If an event of default specified in clause (6) above occurs and is continuing with respect to Ciphergen, then automatically the principal of all the notes and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to clause (6) above with respect to Ciphergen (the default not having been cured or waived as provided under “Modifications, Amendments, Waivers and Meetings” below), the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Except as provided below, such declaration may be rescinded or annulled either with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding or a majority in aggregate principal amount of the notes represented at a meeting at which a quorum (as specified under “Modifications, Amendments, Waivers and Meetings” below) is present, in each case upon the conditions provided in the indenture.
     No holder of any note will have any right to pursue any remedy with respect to the indenture or the notes unless, among other things,
•	the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request to the trustee to pursue the relevant remedy; and

•	the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction inconsistent with that request within 60 days after receipt of that request.
     However, the right of any holder to bring suit for the enforcement of any payment of principal, any redemption or repurchase amounts or interest in respect of those notes held by that holder on or after the respective due dates expressed in the notes, or the right to convert will not be impaired or adversely affected without that holder’s consent. Accrued but unpaid interest will be payable upon any conversion of notes made concurrently with or after acceleration of the notes following an event of default.
     The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent, or the holders of a majority in aggregate principal amount of the notes then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.
     We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.
Limitation on Indebtedness
     We will not, and shall not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Senior Indebtedness or any Parity Indebtedness.
     The first paragraph of this section will not prohibit the incurrence of any of the following items of Senior Indebtedness or Parity Indebtedness (collectively, “Permitted Debt”):
     (a) the incurrence by us and any Restricted Subsidiary of any Senior Indebtedness or Parity Indebtedness; provided that (w) the aggregate principal amount of all such Indebtedness outstanding at any one time does not exceed $8.0 million, (x) the average yield to maturity of such Indebtedness does not exceed 12% per annum, (y) such Indebtedness is not convertible, exchangeable or exercisable into our capital stock, and (z) any warrants for common stock issued to the holders of such Indebtedness in connection with the our incurrence thereof shall not be exercisable into more than the number of shares equal to 15% of the principal amount of such Indebtedness divided by the exercise price of such warrants;
     (b) the incurrence by us and our subsidiaries of Indebtedness outstanding on the date of the Indenture and as set forth on a schedule thereto;
     (c) the incurrence by us or any of our Restricted Subsidiaries of Strategic Indebtedness;
     (d) the incurrence by us or any of our Restricted Subsidiaries of intercompany Indebtedness between or among us and any of our Restricted Subsidiaries;
     (e) the guarantee by us or any of the guarantors of Indebtedness of us or a Restricted Subsidiary of us that was permitted to be incurred by another provision of this paragraph;
     (f) the incurrence of Indebtedness solely in respect of performance, surety and similar bonds or completion or performance guarantees, to the extent that such incurrence does not result in the incurrence of any obligation for the payment of borrowed money to others; and
     (g) the incurrence of Indebtedness arising from the agreements of us or a Restricted Subsidiary of us providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a subsidiary; provided, however, that: (a) such Indebtedness is not reflected as a liability on our balance sheet or any Restricted Subsidiary of us, and (b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by us and our Restricted Subsidiaries in connection with such disposition.
     For purposes of determining any particular amount of Indebtedness under this section, guarantees, liens or obligations in support of letters of credit supporting Indebtedness shall not be included to the extent such letters of credit are included in the amount of such Indebtedness.
     Accrual of interest and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this section.
     “Indebtedness” means, with respect to any specified person, any indebtedness of such person, whether or not contingent, in respect of: (i) borrowed money; (ii) bonds, notes, debentures or similar instruments of indebtedness or letters of credit (or reimbursement agreements in respect thereof); (iii) banker’s acceptances; (iv) capital lease obligations; (v) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of such indebtedness (other than letters of credit and hedging obligations) would appear as a liability on a balance sheet of the specified person prepared in accordance with U.S. Generally Accepted Accounting Principals and (vi) any direct or indirect liability, contingent or otherwise, of that person with respect to any Indebtedness or other obligations of another person referred to in clauses (i) through (v) above if the primary purpose or intent of the person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto. The amount of any Indebtedness outstanding as of any date shall be the accreted value thereof, in the case of any Indebtedness issued with original issue discount.
     “Parity Indebtedness” shall mean any Indebtedness of us that is on a parity with the notes in terms of priority of payment in the event of a liquidation of us.
     “Quest Diagnostics Indebtedness” means the Indebtedness incurred pursuant to the Credit Agreement, dated July 22, 2005, between us and Quest Diagnostics Incorporated, as in effect as of the date of the Indenture.
     “Restricted Subsidiary” means any direct or indirect subsidiary of us that constitutes a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X promulgated by the Securities and Exchange Commission, 17 CFR 210 et seq.
     “Senior Indebtedness” means any Indebtedness of us or any Restricted Subsidiary that is senior to the notes in terms of priority of payment in the event of a liquidation, including any Indebtedness secured by any assets of us or any Restricted Subsidiary.
     “Strategic Indebtedness” means Indebtedness of us or any Restricted Subsidiary incurred with commercial partners the proceeds of which are utilized in connection with an alliance with such commercial partner(s) to develop technology or products or services that our Board of Directors determines to be strategic to the business of us or our Restricted Subsidiaries, provided that the terms of such Indebtedness are similar to the terms of the Quest Diagnostics Indebtedness.

Consolidation, Merger or Assumption
     We shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all our assets, whether in a single transaction or series of related transactions to any person unless:
•	we are the resulting, surviving or transferee person (the “Successor Company”) or the Successor Company is a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor Company (if not Ciphergen) expressly assumes by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of our obligations under the indenture and the notes, including the conversion rights;

•	immediately after giving effect to such transaction no event of default has happened and is continuing; and

•	we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the indenture and the notes.
Modifications, Amendments, Waivers and Meetings
     The indenture (including the terms and conditions of the notes) may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:
•	adding to our covenants for the benefit of the holders of notes;

•	surrendering any right or power conferred upon us;

•	providing for conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

•	providing for the assumption of our obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer or lease;

•	reducing the conversion price, provided that the reduction will not adversely affect the interests of the holders of notes;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	making any changes or modifications necessary in connection with the registration of the notes under the Securities Act of 1933 as contemplated in the registration rights agreement; provided that such change or modification does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of notes in any material respect;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of notes in any material respect; or

•	adding or modifying any other provisions with respect to matters or questions arising under the indenture which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes.

     The indenture (including the terms and conditions of the notes) may also be modified or amended, and past defaults by us may be waived (other than a default of any payment on the notes, which may only be waived with the consent of each affected holder of notes), either:
•	with the written consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding; or

•	by the adoption of a resolution at a meeting of holders by at least a majority in aggregate principal amount of the notes represented at such meeting. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding.
     However, without the consent or the affirmative vote of each holder affected thereby, no modification or amendment to the indenture (including the terms and conditions of the notes) shall:
•	change the maturity of the principal of or any installment of interest on any note (including any payment of liquidated damages);

•	reduce the principal amount of, or any premium or interest on (including any payment of liquidated damages), any note;

•	change the currency of payment of any note or interest thereon;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any note;

•	modify our obligations to maintain an office or agency in New York City;

•	amend the repurchase option of holders upon a change of control after the occurrence of a change of control or the conversion rights of holders of the notes in a manner adverse to the holders; provided, however, that the execution of a supplemental indenture solely to permit a successor company to assume the Company’s obligations under the Notes shall not be deemed to be adverse to the holders;

•	modify the redemption provisions of the indenture in a manner adverse to the holders of notes;

•	reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default;

•	reduce the percentage in aggregate principal amount of notes outstanding required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted; or

•	modify in any manner the calculation of the make-whole premium.
Satisfaction and Discharge
     We may satisfy and discharge our obligations under the indenture:
•	by delivering to the trustee for cancellation all outstanding notes, or

•	by depositing with the trustee, after the notes have become due and payable, whether at stated maturity or any other redemption date, or upon conversion or otherwise, cash or common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and all other sums payable by us under the indenture.

Governing Law
     The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.
Information Concerning the Trustee
     U.S. Bank National Association, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. Continental Stock Transfer & Trust Company is the transfer agent and registrar for our common stock. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.
Registration Rights
     In connection with the initial placement of the notes, we entered into a registration rights agreement with the initial holders of the notes. In the registration rights agreement, we agreed to use our reasonable efforts to keep the shelf registration statement effective until the earliest of:
•	the date when the holders of the notes and the shares of our common stock issuable upon conversion of the notes that are transfer restricted securities are able to sell all such securities immediately without restriction pursuant to Rule 144(k) under the Securities Act;

•	the date when all of the notes and shares of common stock issuable upon conversion that are transfer restricted securities are registered under the shelf registration statement and disposed of in accordance therewith; or

•	November 15, 2008.
     When we use the term “transfer restricted securities” in this section, we are referring to the notes and the common stock issuable upon conversion of the notes until the earliest of:
     (i) the date on which the notes or common stock issued upon conversion has been effectively registered under the Securities Act and disposed of in accordance with this shelf registration statement;
     (ii) the date on which the notes or common stock issued upon conversion is transferred in compliance with Rule 144 under the Securities Act or may be sold or transferred by a person who is not an affiliate of us pursuant to Rule 144(k) under the Securities Act (or any other similar provision then in force); or
     (iii) the date on which the notes or common stock issued upon conversion ceases to be outstanding (whether as a result of redemption, repurchase and cancellation, conversion or otherwise).
     We may suspend the use of the prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not:
•	exceed an aggregate of 30 days for all suspensions in any 90-day period; or

•	exceed an aggregate of 60 days for all suspensions in any 360-day period.

     We will pay predetermined additional interest if holders are not named to the shelf registration statement or if the prospectus is unavailable for periods in excess of those permitted above to those holders affected by such failure to be named or unavailability.
     Additional interest will be paid within five business days of the day of the registration default, as that term is defined in the registration rights agreement, and thereafter on the earlier of (i) the last day of the calendar month during which such liquidated damages are incurred and (ii) the third business day after the event or failure giving rise to the liquidated damages is cured. Liquidated damages will accrue in an amount in cash equal to 1.5% of the aggregate outstanding principal amount of notes entitled to liquidated damages on each of the following days: the day of the registration default and on every thirtieth day (pro rated for periods totaling less than thirty days) thereafter until such registration default is cured; provided that in no event shall liquidated damages exceed 10% of the holder’s initial investment in the notes in the aggregate.
     A holder who elects to sell registrable securities pursuant to the shelf registration statement will be required to:
•	be named as a selling securityholder in the related prospectus;

•	deliver a prospectus to purchasers; and

•	be subject to the provisions of the registration rights agreement, including indemnification provisions.
     Under the registration rights agreement we agreed to:
•	pay all expenses of the shelf registration statement;

•	provide each registered holder copies of the prospectus;

•	notify holders when the shelf registration statement has become effective; and

•	take other reasonable actions as are legally required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.
     This summary of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.
Rule 144A Information Request
     We will make available to the holders or beneficial holders of the notes or the underlying common stock and prospective purchasers, upon their request, the information required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer “restricted securities” within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.
Form, Denomination and Registration
     Denomination and Registration. The notes will be issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.
     Global Notes: Book-Entry Form. Except as provided below, notes sold to “qualified institutional buyers” as defined in Rule 144A under the Securities Act, whom we refer to as QIBs, will be evidenced by one or more global notes. We will deposit the global note or notes with DTC and register the notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC’s or its nominee.
     QIBs may hold their interests in a note directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the note to such persons may be limited.
     QIBs who are not participants may beneficially own interests in a note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”).
     So long as Cede & Co., as the nominee of DTC, is the registered owner of a note, Cede & Co. for all purposes will be considered the sole holder of such note. Except as provided below, owners of beneficial interests in a note will:
•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the note.
     We will pay liquated damages as described above under “Registration Rights of the Noteholders,” if any, and interest payments on the global notes and the repurchase price of a note to Cede & Co., as the registered owner of the note, by wire transfer of immediately available funds on each interest payment date, if any, or the repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:
•	for the records relating to, or payments made on account of, beneficial ownership interests in a note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.
     We have been informed that DTC’s practice is to credit participants’ accounts on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”
     Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.
     Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for conversion as described below, only at the direction of one or more participants to whose account with DTC interests in the note are credited, and only in respect of the principal amount of the notes represented by the note as to which the participant or participants has or have given such direction.
     DTC has advised us that it is:
•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
     DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
     DTC has agreed to the foregoing procedures to facilitate transfers of interests in a note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for notes.
     Definitive Notes. Definitive notes may be issued in exchange for notes represented by the global notes if we do not appoint a successor depositary as set forth above under “—Global Notes: Book-Entry Form” or in certain other circumstances set forth in the indenture.

DESCRIPTION OF CAPITAL STOCK
General
     Our Amended and Restated Certificate of Incorporation authorizes the issuance of up to 80,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by our board of directors.
Common Stock
     Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences to which holders of preferred stock may be entitled, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of us, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered by us in this offering, when issued and paid for will be, fully paid and nonassesable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.
Preferred Stock
     Our board of directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, in one or more series, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences as shall be determined by the board of directors. The rights for the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of us. We have no present plans to issue any shares of preferred stock.
Effect of Certain Provisions of our Certificate of Incorporation and Bylaws
     Certain provisions of our Amended and Restated Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Our Bylaws eliminate the right of stockholders to call special meetings of stockholders or to act by written consent without a meeting and require advance notice for stockholder proposals and director nominations, which may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us. The amendment of any of these provisions would require approval by holders of at least 66 2/3% of our outstanding common stock.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
     TO ENSURE COMPLIANCE WITH U.S. TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY YOU FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”); (B) SUCH DISCUSSION IS INCLUDED HEREIN BY CIPHERGEN IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY CIPHERGEN OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) YOU SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
     This section is a discussion of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes or common stock. The summary generally applies only to beneficial owners of the notes that hold the notes and common stock as “capital assets” (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code, or a U.S. Holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, and persons holding notes or common stock as part of a hedging or conversion transaction or a straddle, or persons deemed to sell notes or common stock under the constructive sale provisions of the Code). Finally, the summary does not describe the effect of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws.
     INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS, AND TAX TREATIES.
U.S. Holders
     As used herein, the term “U.S. Holder” means a beneficial owner of the notes or the common stock into which the notes may be converted that, for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States, including the District of Columbia, or (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source. A trust is a U.S. Holder if it is (1) subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. The term “U.S. Holder” also includes certain former citizens and residents of the United States. A “Non-U.S. Holder” is a beneficial owner of the notes or the common stock into which the notes may be converted (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is not a U.S. Holder. If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note or common stock acquired upon conversion of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note or common stock acquired upon conversion of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes and the common stock into which the notes may be converted.
  Taxation of Interest
     U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of tax accounting. In general, if the terms of a debt instrument entitle a holder to receive payments (other than fixed periodic interest) that exceed the issue price of the instrument, the holder may be required to recognize additional amounts as “original issue discount” over the term of the instrument, irrespective of the holder’s regular method of tax accounting. We believe that the notes will not be issued with original issue discount for U.S. federal income tax purposes.
     We may be required to make payments of additional interest to holders of the notes if we do not file, or cause to be declared or keep effective, a registration statement, as described under “Description of the Notes—Registration Rights” above. We believe that there is only a remote possibility that we would be required to pay additional interest, or that if such additional interest were required to be paid, it would be an incidental amount, and therefore we do not intend to treat the notes as subject to the special rules governing certain contingent payment debt instruments (which, if applicable, would affect the timing, amount and character of income with respect to a note). Our determination in this regard, while not binding on the IRS, is binding on U.S. Holders unless they disclose their contrary position. If, contrary to expectations, we pay additional interest, although it is not free from doubt, such additional interest should be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is paid in accordance with the U.S. Holder’s regular method of tax accounting. In the event we pay additional interest on the notes, U.S. Holders should consult their own tax advisors regarding the treatment of such amounts.
  Market Discount
     If a U.S. Holder acquires a note other than in connection with its original issue at a price that is less than its issue price, the amount of such difference is treated as “market discount” for U.S. federal income tax purposes, unless such difference is less than 1/4 of one percent of the principal amount at maturity multiplied by the number of complete years to maturity from the date of acquisition. Under the market discount rules, a U.S. Holder is required to treat any gain on the sale, exchange, retirement or other disposition of a note as ordinary income to the extent of the accrued market discount that has not previously been included in income. If a U.S. Holder disposes of a note that has accrued market discount in certain nonrecognition transactions in which the U.S. Holder receives property the basis of which is determined in whole or in part by reference to the basis of the note, the accrued market discount generally is includible in income at the time of such transaction only to the extent of the gain recognized. To the extent not included in income at the time of the nonrecognition transaction, the accrued market discount attaches to the property received and is recognized as ordinary income upon the disposition of such property. In general, the amount of market discount that has accrued is determined on a ratable basis, by allocating an equal amount of market discount to each day of every accrual period. A U.S. Holder may elect, however, to determine the amount of accrued market discount allocable to any accrual period under the constant yield method. Any such election applies on a note-by-note basis and is irrevocable. A U.S. Holder also may elect to include market discount in income currently as it accrues. Any such election applies to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies, and is irrevocable without the consent of the IRS. If such an election is made, the U.S Holder’s tax basis in the notes will be increased by the amount of market discount included in income. Unless a U.S. Holder elects to include market discount in income as it accrues, such U.S. Holder may not be allowed to deduct on a current basis a portion of the interest expense on any indebtedness incurred or continued to purchase or carry notes with market discount.
  Amortizable Bond Premium
     If a U.S Holder purchases a note at a price that exceeds the principal amount of the note, the amount of such excess is referred to as “bond premium” for U.S federal income tax purposes. The U.S Holder may elect to amortize the bond premium against interest payable on the note, except to the extent that the bond premium is attributable to the conversion feature of the note. In addition, any bond premium in excess of the interest payable on the note may be deductible over the term of the note. If a U.S. Holder elects to amortize bond premium, the amount of bond premium allocable to each period will be based on a constant yield to maturity over the period the note is held. The amortized bond premium would reduce the U.S. Holder’s tax basis in the note. Any such election applies to all fully taxable bonds held by the U.S. Holder at the beginning of the first taxable year to which the election applies, and all fully taxable bonds acquired thereafter, and is irrevocable without the consent of the IRS. If the election is not made, a U.S. Holder must include the full amount of each interest payment in income as it accrues or is paid, and premium will not be taken into account until principal payments are received on the note or the note is sold or otherwise disposed of.
  Sale, Exchange, Redemption or Other Disposition of Notes
     A U.S. Holder generally will recognize capital gain or loss if the holder disposes of a note in a sale, exchange, redemption or other taxable disposition (other than conversion of a note into cash and shares of our common stock, the U.S federal income tax consequences of which are described under “—U.S. Holders—Conversion of Notes” below). The U.S. Holder’s gain or loss will equal the difference between the proceeds received by the holder (other than amounts attributable to accrued but unpaid interest) and the holder’s adjusted tax basis in the note. The U.S. Holder’s adjusted tax basis in the note will generally equal the amount the holder paid for the note (increased by the amount of the market discount, if any, previously included in income, and decreased by the amount of amortized bond premium, if any). The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. Holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. Holder has not previously included the accrued interest in income. The gain or loss recognized by the U.S. Holder on the disposition of the note will be long-term capital gain or loss if the holder held the note for more than one year, or short-term capital gain or loss if the holder held the note for one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15% federal rate (effective for tax years through 2008, after which the maximum rate is scheduled to increase to 20%). Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. If a U.S. Holder’s capital loss recognized from the sale, exchange, redemption or other taxable disposition of the notes exceeds certain thresholds, which are generally $10 million for corporate U.S. Holders, other than an S corporations, and $2 million for other U.S. Holders, the U.S. Holder may be required to file a disclosure statement with the IRS.
  Conversion of Notes
     Upon conversion of a note solely into cash, a U.S. Holder generally will be subject to the rules described under “—U.S. Holders—Sale, Exchange, Redemption or Other Disposition of Notes” above.
     The tax consequences of the conversion of a note into cash and shares of our common stock are not entirely clear. A U.S. Holder may be treated as exchanging the note for our common stock and cash in a recapitalization for U.S. federal income tax purposes. In such case, the U.S. Holder would not be permitted to recognize loss, but would be required to recognize gain. The amount of gain recognized by a U.S. Holder would equal the lesser of (i) the excess (if any) of (A) the amount of cash received (excluding any cash received in lieu of a fractional share of our common stock and any cash received attributable to accrued and unpaid interest) plus the fair market value of our common stock received (treating a fractional share of our common stock as issued and received for this purpose and excluding any such common stock that is attributable to accrued and unpaid interest) upon conversion over (B) the U.S. Holder’s tax basis in the converted note, and (ii) the amount of cash received upon conversion (other than any cash received in lieu of a fractional share of our common stock and any cash received attributable to accrued and unpaid interest). Subject to the discussion under “—U.S. Holders—Constructive Distributions” below regarding the possibility that the adjustment to the conversion rate of a note converted in connection with a change of control may be treated as a taxable stock dividend, the gain recognized by a U.S. Holder upon conversion of a note will be long-term capital gain if the holder held the note for more than one year, or short-term capital gain if the holder held the note for one year or less, at the time of the conversion. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15% federal rate (effective for tax years through 2008, after which the maximum rate is scheduled to increase to 20%). Short-term capital gains are taxed at ordinary income rates. The U.S. Holder’s tax basis in the common stock received (including any fractional share for which cash is paid, but excluding shares attributable to accrued and unpaid interest) generally would equal the tax basis of the converted note, decreased by the amount of cash received (other than cash in lieu of a fractional share of common stock and any cash attributable to accrued and unpaid interest), and increased by the amount of gain (if any) recognized upon conversion (other than any gain recognized as a result of cash received in lieu of a fractional share of common stock). The U.S. Holder’s holding period in the common stock (other than shares attributable to accrued and unpaid interest) would include the holding period in the converted note.
     Alternatively, the conversion of a note into cash and shares of our common stock may be treated as in part a payment in redemption for cash of a portion of the note and in part a conversion of a portion of the note into common stock. In such case, a U.S. Holder’s aggregate tax basis in the note would be allocated between the portion of the note treated as redeemed and the portion of the note treated as converted into common stock on a pro rata basis. The U.S. Holder generally would recognize capital gain or loss with respect to the portion of the note treated as redeemed equal to the difference between the amount of cash received by the U.S. Holder (other than amounts attributable to accrued and unpaid interest) and the U.S. Holder’s tax basis in the portion of the note treated as redeemed. See “—U.S. Holders—Sale, Exchange, Redemption or Other Disposition of Notes” above.
     With respect to the portion of the note treated as converted, a U.S. Holder generally would not recognize any gain or loss (except with respect to cash received in lieu of a fractional share of common stock and cash received attributable to accrued and unpaid interest), subject to the discussion under “—U.S. Holders—Constructive Distributions” below regarding the possibility that the adjustment to the conversion rate of a note converted in connection with a change of control may be treated as a taxable stock dividend. The tax basis allocated to the portion of the note treated as converted into common stock would be the U.S. Holder’s tax basis in the common stock (including any fractional share for which cash is paid, but excluding shares attributable to accrued interest). The U.S. Holder’s holding period in the common stock (other than shares attributable to accrued interest) would include the holding period in the converted note.
     With respect to cash received in lieu of a fractional share of our common stock, a U.S. Holder would be treated as if the fractional share were issued and received and then immediately redeemed for cash. Accordingly, the U.S. Holder generally would recognize gain or loss equal to the difference between the cash received and that portion of the holder’s tax basis in the common stock (determined as discussed above) attributable to the fractional share.
     Any cash and the value of any portion of our common stock that is attributable to accrued and unpaid interest on the notes not yet included in income by a U.S. Holder would be taxed as ordinary income. The basis in any shares of common stock attributable to accrued and unpaid interest would equal the fair market value of such shares when received. The holding period in any shares of common stock attributable to accrued and unpaid interest would begin on the day after the date of conversion.
     A U.S. Holder that converts a note between a record date for an interest payment and the next interest payment date and consequently receives a payment of cash interest, as described in “Description of the Notes—Conversion Rights”, should consult its own tax advisor concerning the appropriate treatment of such payments.
     U.S. Holders are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of converting their notes into cash or a combination of cash and our common stock.
     In the event that we undergo a business combination as described under “Description of the Notes—Conversion Rights,” the conversion obligation may be adjusted so that holders would be entitled to convert the notes into the type of consideration that they would have been entitled to receive upon such business combination had the notes been converted into our common stock immediately prior to such business combination, except that such holders will not be entitled to receive a make whole premium unless such notes are converted in connection with the relevant change of control. Depending on the facts and circumstances at the time of such business combination, such adjustment may result in a deemed exchange of the outstanding debentures, which may be a taxable event for U.S. federal income tax purposes.
     U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of such an adjustment upon a business combination.
  Distributions
     If, after a U.S. Holder acquires our common stock upon a conversion of a note, we make a distribution in respect of such common stock from our current or accumulated earnings and profits as determined under U.S. federal income tax principles, the distribution will be treated as a dividend and will be includible in a U.S. Holder’s income when paid. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in its common stock, and any remaining excess will be treated as capital gain from the sale or exchange of the common stock. If the U.S. Holder is a U.S. corporation, it would generally be able to claim a dividend received deduction on a portion of any distribution taxed as a dividend, provided that certain holding period requirements are satisfied. Subject to certain exceptions, dividends received by non-corporate U.S. Holders currently are taxed at a maximum rate of 15% (effective for tax years through 2008), provided that certain holding period requirements are met.
  Constructive Distributions
     The terms of the notes allow for changes in the conversion rate of the notes under certain circumstances. A change in conversion rate that allows noteholders to receive more shares of common stock on conversion may increase the noteholders’ proportionate interests in our earnings and profits or assets. In that case, the noteholders may be treated as though they received a taxable distribution in the form of our common stock. A taxable constructive stock distribution would result, for example, if the conversion rate is adjusted to compensate noteholders for distributions of cash or property to our stockholders. The adjustment to the conversion rate of notes converted in connection with a change in control, as described under “Description of the Notes — Make-Whole Premium Upon Change of Control” above, also may be treated as a taxable stock distribution. Not all changes in the conversion rate that result in noteholders’ receiving more common stock on conversion, however, increase the noteholders’ proportionate interests in us. For instance, a change in conversion rate could simply prevent the dilution of the noteholders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to bona fide reasonable adjustment formula, are not treated as constructive stock distributions. Conversely, if an event occurs that dilutes the noteholders’ interests and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock distribution to the stockholders. Any taxable constructive stock distributions resulting from a change to, or failure to change, the conversion rate that is treated as a distribution of common stock would be treated for U.S federal income tax purposes in the same manner as distributions on our common stock paid in cash or other property. They would result in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits (with the recipient’s tax basis in its note or common stock (as the case may be) being increased by the amount of such dividend), with any excess treated as a tax-free return of the holder’s investment in its note or common stock (as the case may be) or as capital gain. U.S. Holders should consult their own tax advisors regarding whether any taxable constructive stock dividend would be eligible for the maximum 15% rate or the dividends received deduction described in the previous paragraph as the requisite applicable holding period requirements might not be considered to be satisfied.
  Sale or Exchange of Common Stock
     A U.S. Holder generally will recognize capital gain or loss on a sale or exchange of common stock. The U.S. Holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s tax basis in the stock. The proceeds received by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a U.S. Holder on a sale or exchange of common stock will be long-term capital gain or loss if the holder’s holding period in the common stock is more than one year, or short-term capital gain or loss if the holder’s holding period in the common stock is one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers are currently taxed at a maximum 15% federal rate (effective for tax years through 2008, after which the maximum rate is scheduled to increase to 20%). Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. If U.S. Holder’s capital loss recognized from the sale or exchange of common stock exceeds certain thresholds, which are generally $10 million for corporate U.S. Holders, other than an S corporations, and $2 million for other U.S. Holders, the U.S. Holders may be required to file a disclosure statement with the IRS.
Non-U.S. Holders
     The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined above).
  Taxation of Interest
     Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence), collected by means of withholding by the payor. Payments of interest on the notes to most Non-U.S. Holders, however, will qualify as “portfolio interest,” and thus will be exempt from U.S. federal income tax, including withholding of such tax, if the Non-U.S. Holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that:
•	owns, actually or constructively, shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote;

•	is a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

•	is a “controlled foreign corporation” that is related, directly or indirectly, to us through sufficient stock ownership; or

•	is engaged in the conduct of a trade or business in the United States to which such interest payments are effectively connected (see the discussion under “—Non-U.S. Holders—Income or Gains Effectively Connected with a U.S. Trade or Business” below).
     In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation’s voting stock.
     The portfolio interest exception, entitlement to treaty benefits and several of the special rules for Non-U.S. Holders described below apply only if the holder certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent prior to the payment. If the Non-U.S. Holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The Non-U.S. Holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.
  Additional Interest
     Absent further relevant guidance from the IRS, we may treat payments of additional interest, if any, to Non-U.S. Holders as described above under “Description of Notes—Registration Rights” as subject to U.S. federal withholding tax. Therefore, we may withhold on such payments at a rate of 30% unless we timely receive a properly executed IRS Form W-8BEN or W-8ECI from the Non-U.S. Holder claiming that such payments are subject to reduction or elimination of withholding under an applicable treaty or are effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business. If we withhold tax from any payment of additional interest made to a Non-U.S. Holder and such payment were determined not to be subject to U.S. federal income tax, a Non-U.S. Holder generally would be entitled to a refund of any tax withheld by timely filing an appropriate claim for refund with the IRS.
  Sale, Exchange, Redemption, Conversion or Other Disposition of Notes
     Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, conversion or other disposition of notes (other than with respect to payments attributable to accrued interest, which will be taxed as described under “—Non-U.S. Holders—Taxation of Interest” above), unless:
•	the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business (and, generally, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), in which case the gain would be subject to tax as described below under “—Non-U.S. Holders—Income or Gains Effectively Connected with a U.S. Trade or Business”;

•	the Non-U.S. Holder was a citizen or resident of the United States and is subject to certain special rules that apply to expatriates;

•	subject to certain exceptions, the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the year of disposition, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States; or

•	the rules of the Foreign Investment in Real Property Tax Act (or FIRPTA) (described below) treat the gain as effectively connected with a U.S. trade or business.
     The FIRPTA rules may apply to a sale, exchange, redemption or other disposition of notes by a Non-U.S. Holder if we currently are, or were at any time within five years (or, if shorter, the Non-U.S. Holder’s holding period for the notes disposed of) before the transaction, a “U.S. real property holding corporation” (or USRPHC). In very general terms, we would be a USRPHC if interests in U.S. real estate comprised at least 50% of our assets. We believe that we currently are not, and will not become in the future, a USRPHC.
  Dividends
     Dividends paid to a Non-U.S. Holder on common stock received on conversion of a note, including any taxable constructive stock dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued on conversion (as described under “—U.S. Holders—Constructive Distributions” above) generally will be subject to U.S. withholding tax at a 30% rate. Withholding tax applicable to any taxable constructive stock dividends received by a Non-U.S. Holder may be withheld from interest on the notes, distributions on the common stock, shares of common stock or proceeds subsequently paid or credited to the Non-U.S. Holder. The withholding tax on dividends (including any taxable constructive stock dividends), however, may be reduced under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. A Non-U.S. Holder should demonstrate its entitlement to treaty benefits by timely delivering a properly executed IRS Form W-8BEN or appropriate substitute form. A Non-U.S. Holder that is eligible for a reduced rate of withholding under the terms of an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Dividends on the common stock that are effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business are discussed below under “—Non-U.S. Holders—Income or Gains Effectively Connected with a U.S. Trade or Business”.
  Sale of Common Stock
     Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax on any gains realized on the sale or exchange of common stock, unless the exceptions described under “—Non-U.S. Holders—Sale, Exchange, Redemption, Conversion or Other Disposition of Notes” above apply.
  Income or Gains Effectively Connected With a U.S. Trade or Business
     The preceding discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership or disposition of notes or common stock by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange, redemption, conversion or other disposition of the notes or common stock is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the same manner applicable to U.S. Holders. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest or dividends that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30% withholding tax provided that the holder claims exemption from withholding. To claim exemption from withholding, the holder must certify its qualification, which can be done by timely filing a properly executed IRS Form W-8ECI or appropriate substitute form. If the Non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally also would be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.
Backup Withholding and Information Reporting
     The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payers to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The backup withholding tax rate is currently 28%.
     Payments of interest or dividends to U.S. Holders of notes or common stock generally will be subject to information reporting, and will be subject to backup withholding, unless the holder (1) is an exempt payee, such as a corporation, or (2) provides the payor with a correct taxpayer identification number and complies with applicable certification requirements. Payments made to U.S. Holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.
     We must report annually to the IRS the interest and/or dividends paid to each Non-U.S. Holder and the tax withheld, if any, with respect to such interest and/or dividends, including any tax withheld pursuant to the rules described under “—Non-U.S. Holders—Taxation of Interest” and “—Non-U.S. Holders—Dividends” above. Copies of these reports may be made available to tax authorities in the country where the Non-U.S. Holder resides. Payments to Non-U.S. Holders of dividends on our common stock or interest on the notes may be subject to backup withholding unless the Non-U.S. Holder certifies its non-U.S. status on a properly executed IRS Form W-8BEN or appropriate substitute form. Payments made to Non-U.S. Holders by a broker upon a sale of the notes or our common stock will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its non-U.S. status or otherwise establishes an exemption.
     Any amounts withheld from a payment to a U.S. Holder or Non-U.S. Holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

SELLING SECURITYHOLDERS
     We originally issued the notes in private placements in November 2006. Selling securityholders may offer and sell the notes and the underlying common stock pursuant to this prospectus. The shares of common stock being offered by the selling securityholders are issuable upon conversion of the convertible notes issued to the holders. We are registering the convertible notes and shares of common stock in order to permit the selling securityholders to offer the convertible notes and the shares of common stock for resale from time to time. Except for the ownership of the convertible notes, the selling securityholders have not had any material relationship with us within the past three years.
     The following table contains information as of January 16, 2007 with respect to the selling securityholders and the principal amount of notes and the underlying common stock beneficially owned by each selling securityholder.

	Principal
	Amount at		Shares of		Number of	Number of
	Maturity of Notes		Common Stock		Shares of	Shares of
	Beneficially	Percentage of	Beneficially	Percentage of	Common Stock	Common Stock
	Owned and	Notes	Owned Prior to	Common Stock	Hereby Offered	owned after the
Name	Offered Hereby	Outstanding	the Offering	Outstanding (2)	(1)	Offering
Highbridge International LLC (3)	$11,100,000	67.3%	5,550,000	15.4%	5,550,000	0
Deerfield International Limited (4)	$1,560,000	9.5%	780,000	2.2%	780,000	0
Deerfield Partners, L.P. (4)	$1,440,000	8.7%	720,000	2.0%	720,000	0
Bruce Fund, Inc.	$1,800,000	10.9%	900,000	2.5%	900,000	0
Professional Life & Casualty Co.	$600,000	3.6%	300,000	.1%	300,000	0

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 500 shares per $1,000 principal amount of the notes (representing an initial conversion price of $2.00 per share of common stock). However, this conversion price will be subject to adjustment as described above under “Description of the Notes—Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on Rule 13d-3(i), using 36,083,612 shares of common stock outstanding as of October 31, 2006. In calculating the amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other notes.

(3)	Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaim beneficial ownership of the securities held by Highbridge International LLC.

(4)	James Flynn has voting and investment power over these securities
     We prepared this table based on the information supplied to us by the selling securityholders named in the table.
     The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their notes or the underlying common stock since the date on which the information in the above table is presented. Information about the selling securityholders may change from over time. Any changed information with respect to which we are given notice will be set forth in prospectus supplements.
     Because the selling securityholders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See the section entitled “Plan of Distribution” for further information.
     Under the terms of the convertible notes, a selling securityholder may not convert the convertible notes to the extent such conversion would cause such selling securityholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion, excluding for purposes of such determination shares of common stock issuable upon conversion of the convertible notes which have not been converted. The number of shares in the fourth column does not reflect this limitation. The selling securityholders may sell all, some or none of their convertible notes or shares of common stock in this offering. See the section entitled “Plan of Distribution” for further information.

PLAN OF DISTRIBUTION
     We will not receive any of the proceeds of the sale of the notes or the common stock issued upon conversion of the notes offered by this prospectus. All or a portion of the notes and the underlying common stock may be sold from time to time to purchasers:
•	directly by the selling securityholders or their pledgees, donees, transferees or any successors in interest (all of whom may be selling securityholders); or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and underlying common stock.
     The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be “underwriters.” As a result, any profits on the sale of the notes and the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were to be deemed underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
     Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
     Any selling securityholder who is a “broker-dealer” may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act. To our knowledge, none of the selling securityholders are registered broker-dealers. Additionally, to our knowledge, none of the selling securityholders are affiliates of broker-dealers. If the notes and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.
     The notes and the underlying common stock may be sold in one or more transactions at:
•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

     These sales may be effected in transactions:
•	on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the Nasdaq Capital Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market

•	through the writing of options,whether such options are listed on an options exchange of otherwise; or

•	any other method permitted pursuant to applicable law.
     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
     In connection with sales of the notes and the underlying common stock, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and the underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge notes and the underlying common stock to broker-dealers that in turn may sell the notes and the underlying common stock.
     The selling stockholders may pledge or grant a security interest in some or all of the notes or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus
     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. Selling securityholders may not sell any or all of the notes and the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.
     Our common stock is quoted on the Nasdaq Capital Market under the symbol “CIPH.” We do not intend to apply for the listing of the notes on any securities exchange or for quotation through the Nasdaq Capital Market. We cannot assure that the notes will be liquid or that any trading for the notes will develop or, if one develops, that it will be maintained.
     There can be no assurance that any selling securityholder will sell any or all of the notes and the underlying common stock pursuant to this prospectus. In addition, any notes and the underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

     The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.
     Pursuant to the registration rights agreement, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.
     We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and the underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents,if any.
     Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS
     Certain legal matters relating to the validity of the securities offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.
EXPERTS
     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.
•	Our annual report on Form 10-K for our fiscal year ended December 31, 2005.

•	Our quarterly reports on Form 10-Q for our fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006.

•	Our definitive proxy statement filed with the Securities and Exchange Commission for our Annual Meeting of Stockholders held on June 7, 2006.

•	Our definitive proxy statement filed with the Securities and Exchange Commission for our Special Meeting of Stockholders held on October 26, 2006.

•	Our reports on Form 8-K filed on January 6, 2006, January 13, 2006, March 23, 2006, May 26, 2006, May 31, 2006, June 13, 2006, June 30, 2006, August 18, 2006, August 25, 2006, November 6, 2006, November 14, 2006 and November 21, 2006.

•	Our reports on Form 8 K/A filed on December 15, 2006.

WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington, D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the public conference rooms. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.
     You may request a copy of any or all of the information that has been incorporated in this prospectus but that has not been delivered, at no cost, by writing or telephoning us at the following address or phone number:
Ciphergen Biosystems, Inc.
6611 Dumbarton Circle
Fremont, California 94555
(510) 505-2100
     You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.
     No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with our recent convertible debt offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by us, any selling stockholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

PART II
Information Not Required In Prospectus
Item 14. Other Expenses of Issuance and Distribution
     The Company will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except for the Securities and Exchange Commission registration fee.

SEC registration fee	$1,766
Accounting fees and expenses	75,000
Trustee’s fees and expenses	10,000
Legal fees and expenses	100,000
Miscellaneous	13,234

Total	$200,000

Item 15. Indemnification of Directors and Officers
     Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our Certificate of Incorporation and our Bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require Ciphergen, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent permitted by Delaware law. We have also purchased directors and officers liability insurance, which provides coverage against certain liabilities including liabilities under the Securities Act.

Item 16. Exhibits
EXHIBIT INDEX

Exhibit
Number	Notes	Description
4.1		Indenture (1)

5.1		Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

10.1		Registration Rights Agreement (2)

12.1		Computation of Ratio of Earnings to Fixed Charges.*

23.1		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

23.2		Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

24.1		Power of Attorney (contained on Page II-5 of the initial filing of the Form S-3)*

25.1		Form of T-1 Statement of Eligibility of Trustee for Indenture Under the Trust Indenture Act of 1939

*	Previously filed

(1)	Incorporated by reference to Exhibit 4.1 the Company’s Current Report on Form 8-K, dated as of November 21, 2006.

(2)	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on November 21, 2006.
Item 17. Undertakings
(a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)	each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on January 17, 2007.

CIPHERGEN BIOSYSTEMS, INC.
By:	/s/ Gail S. Page
Gail S. Page
President and Chief Executive Officer

     Pursuant to the requirements of the Exchange Act, this Amendment No. 1 to Registration Statement on Form S-3 has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Gail S. Page Gail S. Page	President and Chief Executive Officer, and Director (Principal Executive Officer)	January 17, 2007

/s/ Debra A. Young Debra A. Young	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 17, 2007

* James S. Burns	Director	January 17, 2007

* Judy Bruner	Director	January 17, 2007

* Michael J. Callaghan	Director	January 17, 2007

* Kenneth J. Conway	Director	January 17, 2007

* Rajen K. Dalal, Ph.D.	Director	January 17, 2007

* James L. Rathmann	Director	January 17, 2007

* John A. Young	Director	January 17, 2007

*By:	/s/ Debra A. Young
Debra A. Young
(Attorney-in-Fact)

EXHIBIT INDEX

Exhibit
Number	Notes	Description
4.1		Indenture (1)

5.1		Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

10.1		Registration Rights Agreement (2)

12.1		Computation of Ratio of Earnings to Fixed Charges*

23.1		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

23.2		Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

24.1		Power of Attorney (contained on Page II-5 of the initial filing of this Form S-3)*

25.1		Form of T-1 Statement of Eligibility of Trustee for Indenture Under the Trust Indenture Act of 1939

*	Previously filed

(1)	Incorporated by reference to Exhibit 4.1 the Company’s Current Report on Form 8-K, dated as of November 21, 2006.

(2)	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on November 21, 2006.